UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 12, 2008

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio	44143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On June 12, 2008, the Board of Directors of the Company elected Roger N. Farah, 55, to fill a current vacancy on the Board for a term ending on the date of the Annual Meeting of Shareholders in April 2009. Mr. Farah was not appointed to serve on any of the Board’s Committees at this time.

Mr. Farah is the President and Chief Operating Officer and a Director for Polo Ralph Lauren Corporation, positions he has held since April 2000. Prior to that, he served as Chairman of the Board of Venator Group, Inc., from December 1994 until April 2000, and as its Chief Executive Officer from December 1994 until August 1999. Mr. Farah was the President and Chief Operating Officer of R.H. Macy & Co. from July 1994 to October 1994. He also served as Chairman and Chief Executive Officer of Federated Merchandising Services, the central buying and product development arm of Federated Department Stores, Inc., from June 1991 to July 1994. From 1988 to 1991, Mr. Farah served as Chairman and Chief Executive Officer of Rich’s/Goldsmith’s Department Stores and as President of Rich’s/Goldsmith’s Department Stores from 1987 to 1988. From 1975 to 1987, he held a number of positions of increasing responsibility at Saks Fifth Avenue, Inc. Mr. Farah is currently a member of the Board of Directors of Aetna Inc.

There are no arrangements or understandings between Mr. Farah and any other person, pursuant to which he was elected as a director. Mr. Farah’s compensation as a director will be provided on the same basis as that provided to the Company’s other non-employee directors, as further described in the Company’s Proxy Statement dated March 7, 2008, at pages 48-50.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2008

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer